Exhibit 4.6

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of September 4, 2018, between Community Choice Financial Inc., an Ohio corporation (the “Company”), Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as successor trustee (together, the “Trustee”), and Computershare Trust Company, N.A., as collateral agent (or any successor thereto) (including any successor thereto in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and the guarantors party thereto (the “Guarantors”) delivered to the Trustee and the Collateral Agent an indenture, dated as of July 6, 2012  (as supplemented by the First Supplemental Indenture dated as of April 19, 2013, the Second Supplemental Indenture dated as of April, 2014, the Third Supplemental Indenture dated as of June 29, 2015, the Fourth Supplemental Indenture dated as of June 29, 2015, the Fifth Supplemental Indenture dated as of August 31, 2016, the Sixth Supplemental Indenture dated as of March 31, 2017, the “Indenture”), by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent,  providing for the issuance by the Company of a series of senior secured notes designated as 12.75% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Trustee and the Collateral Agent may amend or supplement the Indenture, the Notes and any Guarantee with the consent of the Holders (such term and all other capitalized terms used and not defined in this Seventh Supplemental Indenture shall have the respective meanings assigned to them in the Indenture) of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Holders”); and

WHEREAS, the Requisite Holders have delivered one or more consent letters executed by Cede & Co, the registered Holder of the Notes, on behalf of the Holders (collectively, the “Consents”) to modify the Indenture to effect the amendment set forth in Section  2 hereof (the “Amendment”) on the terms set forth herein;

WHEREAS, the Requisite Holders beneficially own $12,500,000, or 100% of the  $12,500,000 aggregate principal amount of the issued and outstanding Notes, Cede & Co. has executed the Consents in respect of such aggregate principal amount, and accordingly the Holders of at least a majority in aggregate principal amount of the outstanding Notes for the purposes of Section 9.02 of the Indenture has duly consented to this Seventh Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and to make this Seventh Supplemental Indenture valid and binding have been complied with or performed and pursuant to Section 9.02 of the Indenture, the Trustee and the Collateral Agent and the other parties hereto are authorized to execute and deliver this Seventh Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	Amendments to the Indenture. (a) Section 1.01 of the Indenture is hereby amended by deleting and replacing in their entirety the following definitions:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided,  however that a “Finance Subsidiary” (as defined in the definition of “Unrestricted Subsidiary” below) shall not be an Affiliate for purposes of Section 4.11 of this Indenture.    For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Credit Facilities” means one or more debt facilities (including the Revolving Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with or for the direct or indirect benefit of banks or other institutional lenders or investors providing for revolving loans, term loans, letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Investments” means, with respect to any Person, all investments, direct or indirect, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees, in each case made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For the avoidance of doubt, no payment or amount payable to any Finance Subsidiary in respect of any amount representing Obligations that is directly or indirectly paid or payable or held as security therefor to any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, Indebtedness of such Finance Subsidiary, or any investor in such Finance Subsidiary (other than the Company and its Restricted Subsidiaries),  shall be considered an Investment in such Finance Subsidiary.  For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation;  less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of the Issuer.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer (or the applicable Restricted Subsidiary) will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Issuer’s (and its Restricted Subsidiaries’) Investments in such Subsidiary that were not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, return of capital or repayment received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Unrestricted Subsidiary” means:

(1) as of the Issue Date and for so long as the same has not been designated as a Restricted Subsidiary, the Initial Unrestricted Subsidiary;

(2) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) such designation complies with Section 4.07; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary);  provided,  further,  however that this paragraph shall not restrict in any way an Unrestricted Subsidiary, the primary purpose of which is to act as a finance subsidiary and the business of which is limited to lending funds to the Issuer and its subsidiaries, incurring Indebtedness from third parties for the purposes thereof, and activities directly related to the foregoing and other de minimis activities incidental to the foregoing (such Unrestricted Subsidiary, a “Finance Subsidiary”), from owning or holding any Indebtedness of, or Lien on, any property of the Issuer or any Subsidiary of the Issuer or creating, incurring, issuing, assuming, guaranteeing or otherwise becoming liable with respect to any Indebtedness as to which the Finance Subsidiary, as lender or investor, or the holder or lender of, or any trustee or collateral agent or other authorized representative with respect to, Indebtedness incurred by the Finance Subsidiary, has direct or indirect recourse to the assets of the Issuer or any Subsidiary of the Issuer. For the avoidance of doubt, any Unrestricted Subsidiary the primary purpose of which is to be the direct or indirect owner of the limited liability company interests or other equity interests of a Finance Subsidiary and which does not engage in any activities not directly related to such ownership or otherwise consistent with the activities of such Finance Subsidiary (including guaranteeing and providing security for indebtedness incurred by such Finance Subsidiary), and other de minimis activities incidental to the foregoing, shall also be deemed a Finance Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.09(a); or

(2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

(b)	Section 1.01 of the Indenture is further amended by deleting the “and” at the end of clause (o) and the “.” at the end of clause (p) of the definition of “Asset Sale” and adding:

“; and

(q) any sale, conveyance, transfer or other disposition of Consumer Loans (as defined in the Existing Facility) or Loan Receivables (as defined in the Existing Facility) in compliance with the Loan Receivables Selection Policy (as defined in the Existing Facility) to CCFI Funding  II, LLC in connection with the SPV II Notes (as defined in the Existing Facility) and consistent with past practice.”

(c)	Section 1.01 of the Indenture is further amended by deleting and replacing in its entirety clause (2)(b) of the definition of “Subsidiary” with:

“(b) either (x) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity or (y) in the case of a Finance Subsidiary, such Person or any Subsidiary of such Person owns directly or indirectly 100% of the limited liability company interests or other equity interests of such entity or is the sole member of such entity.”

(d)	Section 1.01 of the Indenture is further amended by adding the following definition:

“Existing Facility” means the Revolving Credit Agreement among Community Choice Financial Inc., the Lender party thereto and Victory Park Management LLC as

Administrative Agent, dated as of April 29, 2011, and any facility pursuant to which such facility is refinanced or replaced, as the same may be amended from time to time.

(e)	Section 4.11 of the Indenture is amended by deleting the “and” at the end of clause 4.11(b)(16) and the “.” at the end of clause 4.11(b)(17) and adding:

“; and

(18)  transactions involving CCFI Funding II, LLC described in  clause (q) of the definition of “Asset Sales” and agreements and transactions related thereto, to the extent permitted by the Existing Facility.”

(f)	Section 1.01 of the Indenture is hereby further amended by deleting the “and” at the end of clause (42) and the “.” at the end of the definition of Permitted Liens and adding:

“; and

(44) Liens securing any other Obligations (which Obligations may be Other First Lien Obligations) that do not exceed $25,000,000 at any one time outstanding.”

(g)	Section 4.09(b)(13)(b) is hereby amended by inserting “or (44)” immediately after “clause (37)” in the proviso.
3.

New York Law to Govern.  THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SEVENTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.	Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
5.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
6.

Incorporation of Indenture.    All the provisions of this Seventh Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Agreement, shall be read, taken and construed as one and the same instrument.

7.

The Trustee And The Collateral Agent.  The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein.

8.

Effectiveness of This Seventh Supplemental Indenture.    Upon the execution of this Seventh Supplemental Indenture by the Company, the Trustee and the Collateral Agent, the Indenture shall be amended and supplemented in accordance herewith, and this Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and the parties hereto and every Holder of Notes shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

THE COMPANY

COMMUNITY CHOICE FINANCIAL INC.
By:	/s/ Michael Durbin
Name:	Michael Durbin
Title:	Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

TRUSTEE

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee
By:	/s/ Michael A. Smith
Name:	Michael A. Smith
Title:	Trust Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee
By:	/s/ Nicole H. Clement
Name:	Nicole H. Clement
Title:	General Manager

By:	/s/ Alexa Kwan
Name:	Alexa Kwan
Title:	Associate Trust Officer

COLLATERAL AGENT

COMPUTERSHARE TRUST COMPANY, N.A., as Collateral Agent
By:	/s/ Michael A. Smith
Name:	Michael A. Smith
Title:	Trust Officer

[Signature Page to Seventh Supplemental Indenture]